Exhibit 10.7

THE HERSHEY COMPANY

COMPENSATION LIMIT REPLACEMENT PLAN

Amended and Restated as of October 2, 2007

I.	PURPOSE OF PLAN

The purpose of The Hershey Company Compensation Limit Replacement Plan (hereinafter called the “Plan”) is to ensure that the amount of future retirement benefits of executives of The Hershey Company (hereinafter called the “Company”) are not reduced by federally regulated limits on the amount of compensation that may be included in the calculation of retirement benefits payable from the Company’s Retirement Plan. The Plan constitutes an amendment, restatement and continuation of the prior plan which was most recently restated effective as of January 1, 2007.

II.	DEFINITIONS

All of the capitalized terms used in this Plan and not defined herein shall have the same meaning as in the Company’s Retirement Plan, as may be amended from time to time. The following words and phrases as used in this Plan shall have the following meanings unless a different meaning is plainly required by the context:

(a)	“Average Annual Earnings” as of any date during a Participant’s employment with an Employer means the average of the Participant’s Earnings for the five (5) calendar years preceding such date of calculation.

(b)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(c)	“Change in Control,” for purposes of this Plan, shall have the same meaning as provided in The Hershey Company Equity and Incentive Compensation Plan (and any successor or replacement plan thereof).

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” or “Compensation Committee” means the Compensation and Executive Organization Committee of the Board or any successor committee having similar authority.

(f)	“Company” means The Hershey Company, a Delaware Corporation.

(g)	“Credits” means the sum of the Participant’s Basic Credits, Prior Service Credits, Supplemental Prior Service Credits, and Periodic Adjustment Credits.

(h)	“DB SERP” means The Hershey Company Supplemental Executive Retirement Plan, as amended from time to time, and any successor or replacement plan thereof.

(i)	“DC SERP” means Defined Contribution Supplemental Executive Retirement Plan benefit of the Deferred Compensation Plan, and any successor or replacement plan thereof.

(j)	“Deferred Compensation Plan” means The Hershey Company Deferred Compensation Plan, as amended from time to time, and any successor or replacement Plan thereof.

(k)	“Disabled” means Disabled as that term is defined in The Hershey Company Retirement Plan, as in effect from time to time, and any successor plan thereto.

(l)	“Earnings,” for purposes of this Plan, shall have the same meaning as provided in the Retirement Plan, except that such Earnings shall not be subject to the compensation limits of Section 401(a)(17) of the Code.

(m)	“Effective Date” means October 2, 2007, except as specifically provided otherwise in this Plan.

(n)	“Excess Account” as of a determination date equals the excess of:

1.	the sum of the Credits to the Participant’s Accounts (including Grandfather benefits) for all years ending on or before the determination date, including years prior to the Effective Date, that would have been made under Article 4 of the Retirement Plan, if Earnings and Average Annual Earnings defined in this Plan were used in such calculation, over

2.	the sum of the Credits to the Participant’s Accounts (including Grandfather Benefits) in all years ending on the determination date, including years prior to the Effective Date, under Article 4 of the Retirement Plan.

Notwithstanding the foregoing, for purposes of determining the Excess Account of any participant eligible for the DC SERP, the Credits to the Participant’s Accounts determined under subsections 1 and 2 above for periods of participation in DC SERP shall be determined by assuming pay-based credits equal 3% of “Earnings” (as defined in this Plan or under the Retirement Plan, as applicable).

(o)	“For Cause” means, as determined by the Committee in its reasonable discretion, the willful engaging by an employee of the Company in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, including, without limitation, illegal conduct or gross misconduct that causes, or has the potential to cause, material financial or reputational injury to the Company.

For purposes of this definition, no act or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any act or failure to act, based on prior approval given by the Board or upon the instruction or with the approval of the Chief Executive Officer or the employee’s superior or based upon the advice of counsel for the Company (provided such approval, instruction, or advice of counsel is made by or from someone other than the Participant) shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interest of the Company.

(p)	“Long Term Disability Plan” means The Hershey Company Long Term Disability Plan, and any successor or replacement Plan thereof.

(q)	“Participant” means an employee of the Company who becomes eligible to receive a benefit under this Plan in accordance with the provisions of Section III.

(r)	“Plan Administrator” means the Employee Benefits Committee of the Company, or any successor committee having similar authority, or such other individual or committee as may be determined by the Compensation Committee from time to time.

(s)	“Plan” means The Hershey Company Compensation Limit Replacement Plan, Amended and Restated as of October 2, 2007, as set forth herein and as amended from time to time.

(t)	“Retirement Plan” means The Hershey Company Retirement Plan, as in effect from time to time and any successor plan thereto.

(u)	“Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A; provided that, in the event a Participant becomes Disabled and takes a leave of absence in connection therewith, a Separation from Service shall not occur for up to 29 months following the first day of such leave of absence as permitted under Code section 409A and the regulations issued thereunder.

III.	ELIGIBILITY

(a)	A U.S. paid executive who is an employee of the Company shall be a participant in this Plan if (i) he or she is an active participant in the Retirement Plan on or after January 1, 1995, and (ii) his or her pension benefit, determined on the basis of the provisions of the Retirement Plan without regard to the limitations of Section 415 or Section 401(a)(17) of the Code, would exceed the benefit payable from the Retirement Plan with regard to such limits. An employee of the Company hired on or after January 1, 2007 shall not be a participant in this Plan.

(b)	Except as provided in Section III.(c), in the event that a Participant in this Plan is designated by the Committee to be eligible to participate in the DB SERP, regardless of whether he or she reaches at least fifty-five (55) years of age and completes five (5) Years of Service, the Participant shall no longer be eligible to participate in this Plan or to receive a benefit hereunder, even for periods prior to being designated as eligible to participate in the DB SERP.

(c)	In the event that an employee described in Section III.(b) above (i) ceases to be designated by the Committee as eligible to participate in the DB SERP prior to his or her termination of employment with the Company, or (ii) has his or her employment involuntarily terminated by the Company (other than For Cause) (i.e., not as a result of a voluntary termination or resignation by the Participant) prior to reaching at least fifty-five (55) years of age and completing five (5) Years of Service, such employee shall become eligible to participate in this Plan, and to receive a benefit hereunder for all years in which he or she would have been a Participant, but for his or her designation by the Committee to be eligible to participate in the DB SERP.

IV.	BENEFITS

(a)	Retirement

An employee who qualifies as a Participant and who retires or whose employment is otherwise terminated other than For Cause on or after his or her “Early Retirement Date” (as determined under the Retirement Plan) shall be entitled under this Plan to receive a retirement benefit equal to the lump sum value of his or her Excess Account, determined as of the Participant’s date of Separation from Service with the Company.

(b)	Termination

An employee who qualified as a Participant and who terminates employment other than For Cause prior to his or her Early Retirement Date but after completing five (5) Years of Service shall be entitled to a benefit equal to the lump sum value of his or her Excess Account as of the employee’s date of Separation from Service with the Company.

(c)	Pre-retirement Death

If a Participant dies prior to his or her Early Retirement Date, the Designated Beneficiary of the Participant shall be entitled to the lump sum value of the Participant’s Excess Account as of the date of Participant’s death.

(d)	Disability

Effective as of January 1, 2007, if a Participant becomes Disabled prior to his or her Normal Retirement Date and while employed by the Company, the Participant shall continue to accrue credits to his or her Excess Account until the earlier of (i) two (2) years from the date benefits commence under the Company’s Long Term Disability Plan or (ii) the date he or she is no longer eligible for benefits under the Long Term Disability Plan. The Basic Credits, if any, during this period will be determined based on the method described in Section 5.2 of the Retirement Plan.

V.	DISTRIBUTION AND FORM OF PAYMENT

(a)	Form of Payment

Subject to Section V.(b), benefits payable under Sections IV and VI of this Plan shall be payable in a lump sum cash payment within ninety (90) days following the earlier of a Participant’s (i) Separation from Service, or (ii) death. A Participant may elect to change the time or form of distribution in accordance with the requirements set forth in the Deferred Compensation Plan (a “Subsequent Deferral Election”). In the event of a Subsequent Deferred Election, the lump sum value of the Participant’s Excess Account shall be transferred to the Deferred Compensation Plan on the date such amount would otherwise be payable under the Plan and the subsequent distribution of such amount shall be made in accordance with the applicable provisions of the Deferred Compensation Plan.

(b)	Distribution to Key Employees

In the case of a Separation from Service of a Key Employee, a lump sum cash payment payable under Sections IV(a), IV(b), IV(d) and VI(a) of this Plan may not be made before the date which is six (6) months after the date of the Key Employee’s Separation from Service (hereinafter called the “Waiting Period”); provided, however, in the event of the Key Employee’s death during the Waiting Period, payment shall be made as of the date of the Key Employee’s death pursuant to Section V.(a). The lump sum cash payment that is otherwise payable to a Key Employee under these Sections of this Plan shall accrue interest during the Waiting Period at a rate equal to the HRA Crediting Rate.

(c)	Definitions

For purposes of this Section V:

(i)	“Key Employee” means a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined under Code section 416(i) (without regard to paragraph (5) thereof)) of a corporation any stock in which is publicly traded on an established securities market or otherwise) and applicable Treasury regulations and other guidance under Code section 409A. Key Employees shall be determined in accordance with Code section 409A and pursuant to the methodology established by the Plan Administrator; and

(ii)

“HRA Crediting Rate” means a periodic adjustment percentage equal to the average of one-year Treasury Constant Maturities as published in the Federal Reserve Statistical Release H.15(519) of the Board of Governors of the Federal Reserve System, measured on the first business day of October, November and December of the year immediately preceding the Plan Year. The average rate shall be calculated and rounded to the nearest one-hundredth of a percentage point. Notwithstanding the preceding sentence, the periodic adjustment percentage shall not exceed twelve (12) percent and shall not be less than three (3) percent in any Plan Year.

VI.	CHANGE IN CONTROL

Upon the occurrence of a Change in Control, a Participant shall have a vested right to receive, upon his or her Separation from Service and notwithstanding his or her Years of Service, the value of his or her Excess Account as of his or her date of Separation from Service in accordance with Section V.(a). In addition, a Participant shall have a vested right to receive the value of his or her Excess Account, notwithstanding his or her Years of Service, if such Participant Separates from Service with the Company, (i) at the request of a third party who has taken steps reasonably calculated to effect a Change In Control, or (ii) in connection with or in anticipation of a Change In Control.

VII.	ADMINISTRATION OF THE PLAN

(a)	The Plan Administrator is charged with the administration of the Plan. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. All members of the committee comprising the Plan Administrator may be Participants. A member of the committee comprising the Plan Administrator who is a Participant may not vote on matters involving a personal benefit claim or appeal under this Plan, but any such individual shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his or her participation herein.

(b)	In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them or to others (including employees of the Company) such administrative duties as it sees fit. The Plan Administrator may from time to time consult with counsel, who may be counsel to the Company.

(c)	In carrying out its duties herein, the Plan Administrator (or its designee) shall have full discretion to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be final and binding on all parties.

(d)	The Company shall indemnify and hold harmless the Plan Administrator and any employees to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

VIII.	PAYMENT OF BENEFITS

Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant, his or her spouse or any other person. Benefits under the Plan shall be paid out of the general assets of the Company. No person other than the Company shall by virtue of the provisions of the Plan have any interest in such assets. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof. The rights to all such amounts are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by Participants or any other person, nor be transferable by operation of law in the event of a Participant’s or any other persons bankruptcy or insolvency, except as required by law. Any payments required to be made pursuant to the Plan to a person who is under legal disability may be made by the Company to or for the benefit of such person in such of the following ways as the Plan Administrator shall determine:

(a)	directly to such person,

(b)	to the legal representative of such person,

(c)	to a near relative of such person to be used for the latter’s benefit, or

(d)	directly in payment of expenses of support, maintenance or education of such person.

The Company shall not be required to seek the application by any third party of any payments made pursuant to the Plan.

IX.	DOMESTIC RELATIONS ORDERS

Notwithstanding Section VIII, all or a portion of a Participant’s Excess Account may be paid to another person as specified in a domestic relations order that the Plan Administrator determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:

(a)	Issued pursuant to a State’s domestic relations law;

(b)	Relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(c)	Creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

(d)	Provides for payment in an immediate lump sum as soon as practicable after the Company determines that a Domestic Relations Order exists; and

(e)	Meets such other requirements established by the Plan Administrator.

The Plan Administrator in its sole discretion shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Plan Administrator may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant. If an order is determined to be a Domestic Relations Order, the amount to which the other person is entitled under the Order shall be paid in a single lump sum payment as soon as administratively practicable within ninety (90) days after such determination.

X.	EFFECTIVE DATE OF PLAN

Except as specifically provided herein, this amendment and restatement of the Plan shall be effective October 2, 2007.

XI. AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

The Board may, at any time, suspend or terminate the Plan. The Committee may also, from time to time, amend the Plan in such respects as it may deem advisable in order that benefits provided hereunder may conform to any change in the law or in other respects which the Committee deems to be in the best interest of the Company. Except as provided in the next sentence, no such amendment shall adversely affect any right of any Participant or his or her spouse to benefits hereunder that have become payable (i.e. the Participant has five (5) Years of Service with the Company) prior to the effective date of the amendment without the consent of such Participant or spouse. Unless the Board determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A, any benefits payable under the terms of the Plan at the time of termination of the Plan shall remain in effect according to their original terms, or such alternate terms as may be in the best interests of both parties and agreed to by the Participant or his or her surviving spouse. Upon termination of the Plan, no further benefit accruals shall occur.

IN WITNESS WHEREOF, the Company has caused The Hershey Company Compensation Limit Replacement Plan, Amended and Restated as of October 2, 2007, to be executed the 27th day of December, 2007.

THE HERSHEY COMPANY

By:	/s/ Marcella K. Arline
Marcella K. Arline
Senior Vice President, Chief People Officer